FORM OF AMENDMENT TO THE GLOBAL CUSTODIAL SERVICES AGREEMENT
by and between Citibank, N.A. and
Growth Capital Master Portfolio, LLC

Reference is made to the Global Custodial Services Agreement dated as of , 2009 (the "Agreement") by and between Citibank, N.A. (the "Custodian") and Growth Capital Master Portfolio, LLC, a registered management investment company (the "Client"). Pursuant to Section 21(A) of the Agreement, the Client and Custodian hereby modify the Agreement as described herein.

References in this Amendment to Rule 17f-5 or to specific provisions of Rule 17f-5 refer to Rule 17f-5 under the Investment Company Act of 1940, as amended ("1940 Act"). References in this Amendment to Rule 17f-7 or to specific provisions of Rule 17f-7 refer to Rule 17f-7 under the 1940 Act.

Any capitalized term used in but not defined in this Amendment shall have the meaning defined in the Agreement. As is the case in the Agreement, references in this Amendment to "the Client" shall mean each Client acting individually and separately on behalf of itself.

The Client and the Custodian hereby amend the Agreement to add a new Section 22, as follows:

22. USE OF SUBCUSTODIANS AND SECURITIES DEPOSITORIES

(A) With Regard to Subcustodians:

The Custodian agrees that, as of the date of the Agreement, with the exception of the subcustodian used in the market of Jamaica, any subcustodian used by the Custodian to perform services under the Agreement is a bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act or a "Qualified Foreign Bank" meeting the requirements of an "Eligible Foreign Custodian" as specified in Rule 17f-5 under the 1940 Act. With regard to each Eligible Foreign Custodian, the Custodian agrees to accept the responsibility it would have assumed if it had been delegated responsibility to serve as the Client's "Foreign Custody Manager" (as defined in Rule 17f-5(a)(3) under the 1940 Act, in respect to the Client's Foreign Assets (as defined in Rule 17f-5 under the Investment Company Act of 1940) held from time to time by the Custodian with any subcustodian that is an Eligible Foreign Custodian. The Custodian shall provide to the Client, upon request, a list of subcustodians used by the Custodian in connection with the performance of services under the Agreement.

In regard to each selection and appointment of a subcustodian that is an Eligible Foreign Custodian, the Custodian shall:
(1)	select the Eligible Foreign Custodian to serve as foreign custodian and place and maintain the Client's Foreign Assets with respect to the relevant market such foreign custodian;

(2)

in selecting the Eligible Foreign Custodian, first determine that Foreign Assets placed and maintained in the safekeeping of the Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)-(iv);

(3)	enter into written agreements with each Eligible Foreign Custodian selected by the Custodian hereunder;

(4)

determine that the written contract with each Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for the Foreign Assets, based on the standards applicable to custodians in the relevant market, and that all such contracts, rules, practices and procedures satisfy the requirements of Rule 17f-5(c)(2);

(5)

provide written reports (x) notifying the Client of the placement of foreign investments with the Eligible Foreign Custodian, such reports to be provided at such time as the Client deems reasonable and appropriate, but not less than quarterly, and (y) promptly notifying the Client of the occurrence of any material change in the arrangements with an Eligible Foreign Custodian;

(6)

monitor the continued appropriateness of (x) maintaining the Foreign Assets with Eligible Foreign Custodians selected hereunder and (y) the governing contractual arrangements; it being understood, however, that in the event the Custodian shall determine that any Eligible Foreign Custodian would no longer afford the Foreign Assets reasonable care, the Custodian shall promptly so advise the Client and shall then act in accordance with Instructions (as defined in the Agreement) with respect to the disposition of the Foreign Assets; and

(7)

exercise such reasonable care, prudence and diligence in serving as the Foreign Custody Manager as the Custodian exercises in performing its responsibility under the Agreement for the safekeeping of the Client's Securities and Cash.

Nothing in this paragraph shall relieve the Custodian of any responsibility otherwise provided in the Agreement or this Amendment for loss or damage suffered by the Client from an act of negligence or willful misconduct on the part of the Custodian. In the event the Custodian breaches any provision of this Amendment, the Custodian shall be responsible for any loss or damage suffered by the Client only to the same extent the Custodian is liable for losses resulting from any breach of the standard of care specified in the Agreement.

Nothing in this Amendment shall require the Custodian to make any selection that would entail consideration of any factor reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country's financial infrastructure and prevailing settlement practices. The Custodian agrees to provide to the Client such information relating to such risk as the Client shall reasonably request from time to time and such other information as the Custodian generally makes available to customers with regard to such countries and risk.

(B) Eligible Securities Depositories:
(i)

The Custodian agrees that in connection with Securities settled within the United States it will meet the requirements specified in Rule 17f-4(a)(1)-(3) under the 1940 Act with respect to the use of Clearance Systems. The Custodian may deposit and/or maintain assets of the Client that consist of Foreign Assets only in a Clearance System located outside of the United States of America that the Custodian has determined satisfies the requirements of Rule 17f-7(b)(1) as an Eligible Securities Depository, as defined therein. In such manner as the Custodian deems reasonable, the Custodian shall give the Client prompt notice of any material change known to the Custodian that would adversely effect the Custodian's determination that a Clearance System is an Eligible Securities Depository.

(ii)

The Custodian shall provide the Client (or its duly-authorized investment manager or investment adviser) with an analysis (in form and substance as reasonably determined by the Custodian) of the custody risks associated with maintaining securities with each Eligible Securities Depository in accordance with Rule 17f-7(a)(1)(i)(A).. The Custodian shall monitor such custody risks on a continuing basis and in such manner as the Custodian deems reasonable and shall promptly notify the Client (or its duly-authorized investment manager or investment adviser) of any adverse material changes in such risks in accordance with Rule 17f-7(a)(1)(i)(B).

(iii)

The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in this Amendment as the Custodian exercises in performing its other responsibilities under the Agreement.

(iv)

In performing its obligations under this Amendment, the Custodian may obtain information from sources the Custodian believes to be reliable, but the Custodian does not warrant its completeness or accuracy and has no duty to verify or confirm any such information. The Custodian is not obligated to make any determination regarding whether any Eligible Securities Depository provides reasonable care for Foreign Assets or to provide any information or evaluation comparing any Eligible Securities Depository to any other Clearance System or any existing or proposed standards for securities depositories.

(v)

Upon the receipt of Instructions, the Custodian shall withdraw securities from any Clearance System to the extent and as soon as reasonably practicable; provided, however, the Custodian shall have no obligation to obtain, safekeep or provide any services in respect of any certificated or physical security in any jurisdiction where the Custodian does not offer or provide such services generally to customers within that jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the ______day of ____________, 2009, by their respective officers thereunto duly authorized.

CITIBANK, N.A., NEW YORK OFFICE

By:
Name:
Title:

GROWTH CAPITAL MASTER PORTFOLIO, LLC

By:
Name:
Title:

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